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                            STARTT ACQUISITION, INC.
                           c/o LAWRENCE RUBEN COMPANY
                               600 MADISON AVENUE
                            NEW YORK, NEW YORK 10022




                                                               October 16, 1997



Starrett Corporation
909 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

         Reference is made to Section 5.02(e) of the Agreement and Plan of Merger (the "Merger Agreement") dated October 16, 1997 by and between Startt Acquisition, Inc. ("Acquisition") and Starrett Corporation (the "Company"). Defined terms used herein shall have the meanings ascribed to them in the Merger Agreement.

         Acquisition hereby grants consent to the Company to enter into a severance letter with the employee listed below on the terms (and only those terms) specified below:

         Following consummation of the Offer, if the Company or the Surviving Corporation (a) terminates Lewis Weinfeld (the "Employee") "without cause" (as such term is defined in Section 7(b)of that certain Employment Agreement dated October 15, 1997 between the Company and Frank Ross), or (b) demotes the Employee from a senior executive position, or (c) changes any of the respective base salary, bonus or benefits package of the Employee in a manner so that any of such items is less favorable to the Employee than the base salary, bonus or benefits package to which the Employee was entitled as of September 30, 1997 (which base salary, bonus and benefits package shall be confirmed in writing to Acquisition within five (5) business days from the date hereof), the Employee shall be entitled to severance as follows:


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         Lewis Weinfeld - If the Employee is terminated prior to the second anniversary of consummation of the Offer, he shall be entitled to severance equal to two times his annual base salary. If the Employee is terminated at any time following the second anniversary of consummation of the Offer, he shall be entitled to severance equal to his annual base salary.

         In addition, the Employee's severance letter may provide that he is entitled to severance equal to his annual base salary if he terminates his employment with the Surviving Corporation for any reason at any time subsequent to the second anniversary of consummation of the Offer.


                                               STARTT ACQUISITION, INC.




                                               By: /s/ Jonathan I. Mayblum
                                                  -------------------------
                                                  Name: Jonathan I. Mayblum
                                                  Title: President